Exhibit 12
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                          GTE CALIFORNIA INCORPORATED
              STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES
                            (Thousands of Dollars)


                                                                 Years Ended December 31
                                        ----------------------------------------------------------------------------
                                          1993(a)           1993         1992         1991        1990        1989
                                        ----------      ----------   ----------   ----------  ----------  ----------
Earnings Available for
  Fixed Charges:
    Income from continuing
      operations (b)                    $ 437,069       $  93,619    $ 415,370    $ 442,458   $ 443,865   $ 400,433
    Add -
      Income taxes                        284,528          70,535      237,089      242,724     248,078     219,881
      Fixed changes                       131,555         131,555      143,359      153,934     152,621     157,229
                                        ---------       ---------    ---------    ---------   ---------   ---------
                                        $ 853,152       $ 295,709    $ 795,818    $ 839,116   $ 844,564   $ 777,543

Fixed Charges:
  Interest charges                      $ 121,117       $ 121,117    $ 131,527    $ 140,977   $ 139,674   $ 144,229
    Portion of rentals
      representing interest                10,438          10,438       11,832       12,957      12,947      13,000
                                        ---------       ---------    ---------    ---------   ---------   ---------
                                        $ 131,555       $ 131,555    $ 143,359    $ 153,934   $ 152,621   $ 157,229

Ratio of Earnings to
  Fixed Charges                              6.49            2.25         5.55         5.45        5.53        4.95


(a) Reflects increased operating expenses related to a one-time restructuring charge for the implementation of a re-engineering plan, the adoption, effective January 1,
    1993, of Statement of Financial Accounting Standards (SFAS) No. 106 "Employers'
    Accounting for Postretirement Benefits Other than Pensions" on a delayed recognition basis and a one-time charge associated with the enhanced early retirement and voluntary separation programs completed during the second quarter of 1993. Excluding these items, the ratio of earnings to fixed charges for the year ended December 31,
    1993 would have been 6.49.

(b) Includes allowance for funds used during construction (credits).
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